Exhibit 99.1

News Release

U.S. Bank Technology and Operations Leader to Retire in Late 2023

Company welcomes Souheil Badran and Dilip Venkatachari to executive leadership team

MINNEAPOLIS (November 10, 2022) – U.S. Bank (NYSE: USB) announced executive leadership changes today that will change how the company manages technology and operations for its employees and customers.

Jeff von Gillern, vice chair of Technology and Operations Services, intends to retire from the company in late 2023 after more than 20 years of service to the organization.

“Jeff has helped to elevate our technology profile and reputation inside and outside the organization, and he has strengthened our focus on operations throughout his career with us,” said Andy Cecere, chairman, president and CEO of U.S. Bank. “I have worked closely with Jeff for a long time, and his influence on our organization has gone far beyond his role. It has been a pleasure to know him personally and professionally, and we are a better company because of him.”

Cecere said von Gillern will remain with the company throughout most of 2023 continuing to lead technology transformation initiatives for the organization and ensuring a successful systems integration with MUFG Union Bank post-close of the planned acquisition.

At the same time, U.S. Bank will welcome two new leaders to its executive leadership team.

Dilip Venkatachari, who serves as the company’s executive vice president and global chief information and technology officer, will provide technology leadership at the executive level, reporting to von Gillern, effective in January. Venkatachari joined the company in the fall of 2018. He has helped modernize technology at U.S. Bank in an increasingly digital world, including selecting a primary cloud provider for U.S. Bank applications. He has a long history working in technology and has worked at companies including Fiserv, PayPal, Google, McKinsey & Company and Mastercard.

Souheil Badran will join the company as senior executive vice president and chief operations officer, overseeing the company’s operations teams and call centers. He will report to Cecere, effective Dec. 15. Badran, who has significant financial services experience, comes to U.S. Bank from Northwestern Mutual, where he most recently served as the executive vice president and chief operating officer. Prior to those roles, he was the president of Alibaba’s Alipay business in the Americas. He worked in positions of increasing leadership responsibility at Edo Interactive, Digital River, First Data, VeriSign, Digital Insight and Metavante during his career.

“Dilip and Souheil are experienced leaders who are known for their focus on transformation and continuous improvement,” Cecere said. “We look forward to their insights and perspectives that will help us continue to grow and deliver exceptional service at a dynamic time in our industry.”

###

About U.S. Bank

U.S. Bancorp, with approximately 70,000 employees and $601 billion in assets as of September 30, 2022, is the parent company of U.S. Bank National Association. The Minneapolis-based company serves millions of customers locally, nationally and globally through a diversified mix of businesses: Consumer and Business Banking; Payment Services; Corporate & Commercial Banking; and Wealth Management and Investment Services. The company has been recognized for its approach to digital innovation, social responsibility, and customer service, including being named one of the 2022 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

U.S. Bancorp contacts:

Investor contact: George Andersen, U.S. Bancorp Investor Relations

george.andersen@usbank.com, 612.303.3620

Media contact: Jeff Shelman, U.S. Bancorp Public Affairs and Communications

Jeffrey.shelman@usbank.com, 612.303.9933, @usbank_news